Exhibit 10.34
PROMISSORY NOTE
$170,000.00
South San Francisco, California February 25, 2010

FOR VALUE RECEIVED VistaGen Therapeutics, Inc, Inc., a California corporation (the "Payor"), promises to pay to the order of The Regents of University of California or its assigns (the "Holder"), the principal sum of One Hundred Seventy Thousand Dollars ($170,000) with interest on the outstanding principal amount at the simple rate of ten percent (10%) per annum. Interest shall commence with the date hereof and shall accrue on the outstanding principal until paid in full.

    1. The unpaid balance of principal and all unpaid accrued interest shall become due and payable in the following four (4) installments:

        a.           Fifteen Thousand Dollars ($15,000) on February 15,2010
        b.           Fifteen Thousand Dollars ($15,000) on April 30,2010;
        c.           Fifteen Thousand Dollars ($15,000) on May 31,2010; and
        d.           One Hundred Twenty-Five Thousand Dollars ($125,000), plus all accrued and unpaid interest, on or before June 30, 2010.

    Notwithstanding the foregoing, if Payor completes its initial public offering ("IPO") in Canada prior to June 30, 2010, then the outstanding amount of principal and interest owed under this Note on the date that Payor completes its IPO (the "IPO Completion Date") shall be due and payable in full within ten (10) business days after the IPO Completion Date.

    Unless otherwise specified by Holder in writing to Payor, all payments of principal and interest under this Note shall be made in lawful money of the United States of America to Holder, in care of the following:

Ahmad Hakim-Elahi, Ph.D., J.D.
Executive Director, Research Administration
Office of Research
University of California, Davis
1850 Research Park Drive, Suite 300
Davis, CA 95618

    2.           This Note is to be construed in accordance with and governed by the internal laws of the-State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. The federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.

    3.           Any term of this Note may be amended or waived with the written consent of both Payor and Holder.

    4.           Any notice or demand required or permitted by or in connection with this Note shall be given to Payor in care of Shawn K. Singh, J.D., Chief Executive Officer, VistaGen Therapeutics, Inc., 384 Oyster Point Boulevard, South San Francisco, CA 94080. Failure to provide such notice or demand shall not constitute a waiver of any of Holder's rights hereunder.

    5.           If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.